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                     October 13, 2023

       John Morris
       Chief Executive Officer
       Repay Holdings Corporation
       3 West Paces Ferry Road, Suite 200
       Atlanta, GA 30305

                                                        Re: Repay Holdings
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-38531

       Dear John Morris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services